CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-227733) of Amerant Bancorp Inc. (formerly known as Mercantil Bank Holding Corporation) of our report dated April 1, 2019, except for the change in composition of reportable segments discussed in Note 1 to the consolidated financial statements, as to which the date is December 18, 2019 relating to the financial statements of Amerant Bancorp Inc. (formerly known as Mercantil Bank Holding Corporation), which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP
Fort Lauderdale, Florida
December 18, 2019